Exhibit 3.65
RESTATED ARTICLES OF INCORPORATION
I
The name of this corporation is Secure Wireless, Inc.
II
The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the GENERAL CORPORATION LAW of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
III
This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issues is 3,000.

CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION
The undersigned certify that:
1. They are the president and the secretary, respectively, of Secure Wireless, Inc., a California corporation.
2. Article III of the Articles of Incorporation of the Corporation is amended and restated to read as follows:
The Corporation is authorized to issue only one class of shares, which shall be designated Common Shares. The total number of Common Shares that the Corporation is authorized to issue is three thousand (3,000) shares, with a par value of $0.01 per Common Share. This Corporation shell not issue any class of non-voting equity securities; provided, however, that this Article III may be amended or eliminated in accordance with applicable law from time to time in effect.
3. This foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.
4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholder in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 100. The number of shares voting in favor of the amendment equated or exceeded the vote required. The percentage vote required was more than 50%.
We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: 12/17/2009
/s/ Grant D. Rummell
Grant D. Rummell, President

/s/ Kevin W. Donnelly
Kevin W. Donnelly, Secretary